Exhibit 99.1

Company Press Release

Thursday, August 14, 2008

Advant-e Corporation Announces Second Quarter 2008 Results

Company Reports 55% Increase in Revenue and 16% Net Income Growth over Q2 2007

DAYTON, Ohio, August 14, 2008 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based Electronic Data Interchange and electronic document management software and services today announced financial and operating results for the quarter ending June 30, 2008.

For the second quarter of 2008 the Company reported revenues of $2,300,267, a 55% increase over revenues of $1,481,150 in the second quarter of 2007. The increase is attributable primarily to revenue from products and services sold by Merkur Group, Inc. which was acquired on July 2, 2007, and continued growth of the Company’s internet-based EDI services.

Net income for the second quarter of 2008 was $279,625, or $.04 per share, a 16% increase over net income of $241,573, or $.04 per share, for the same period in 2007.

Jason K. Wadzinski, Chairman, Chief Executive Officer, and President, remarked, “We continue to make progress in our strategy of targeting additional vertical markets for our high value solutions and services. The Merkur Group acquisition continues to contribute to revenue accounting for 29% of our total revenue so far this year.”

“In the near future we will be announcing several new and updated products and services that we believe will be well received by our targeted markets,” continued Mr. Wadzinski. “However in the short-term, we believe our results for the remainder of 2008 may fall short of our internal goals due to general economic issues as well as delayed decisions by our targeted customers.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue	$2,300,267	1,481,150	4,645,501	2,897,473
Cost of revenue	902,780	482,776	1,823,626	991,344

Gross margin	1,397,487	998,374	2,821,875	1,906,129
Marketing, general and administrative expenses	979,392	641,471	1,985,394	1,354,949

Operating income	418,095	356,903	836,481	551,180
Other income, net	18,407	32,587	23,611	55,255

Income before income taxes	436,502	389,490	860,092	606,435
Income tax expense	156,877	147,917	315,557	233,717

Net income	$279,625	241,573	544,535	372,718

Basic and diluted earnings per share	$.04	.04	.08	.06

Weighted average shares outstanding	6,815,015	6,478,714	6,815,015	6,478,714

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30, 2008 (Unaudited)	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$2,536,240	2,039,447
Short-term investments	273,727	292,151
Accounts receivable, net	980,441	805,241
Prepaid software maintenance costs	212,088	183,618
Prepaid expenses and deposits	44,705	68,930
Deferred income taxes	168,804	40,057

Total current assets	4,216,005	3,429,444
Software development costs, net	153,346	194,238
Property and equipment, net	420,758	433,658
Goodwill	1,474,615	1,450,368
Other intangible assets, net	456,288	498,644

Total assets	$6,721,012	6,006,352

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$321,397	211,738
Accrued salaries and other expenses	294,352	273,210
Income taxes payable	13,260	112,700
Deferred revenue	735,230	645,093

Total current liabilities	1,364,239	1,242,741
Deferred income taxes	337,485	288,858

Total liabilities	1,701,724	1,531,599

Shareholders’ equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 6,815,015 shares issued and outstanding at June 30, 2008; 6,875,015 shares issued and 6,815,015 shares outstanding at December 31, 2007	6,815	6,875
Paid-in capital	2,135,260	2,210,200
Retained earnings	2,877,213	2,332,678
Treasury stock at cost, 60,000 shares at December 31, 2007	—	(75,000)

Total shareholders’ equity	5,019,288	4,474,753

Total liabilities and shareholders’ equity	$6,721,012	6,006,352

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net income	$544,535	372,718
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	133,158	100,219
Amortization of software development costs	40,892	27,854
Amortization of other intangible assets	42,356	—
Deferred income taxes	(80,120)	(18,268)
Purchases of trading securities	(146,993)	(107,507)
Proceeds from sales of trading securities	162,965	125,968
Net unrealized (gains) losses on trading securities	13,016	(6,376)
Net realized gains on sales of securities	(10,564)	(13,377)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(175,200)	45,446
Prepaid software maintenance costs	(28,470)	—
Prepaid expenses and deposits	24,225	(4,419)
Accounts payable	109,659	(7,294)
Accrued salaries and other expenses	21,142	19,653
Income taxes payable	(123,687)	424
Deferred revenue	90,137	3,270

Net cash flows from operating activities	617,051	538,311

Cash flows from investing activities:
Purchases of property and equipment	(120,258)	(92,950)
Software development costs	—	(15,363)

Net cash flows from investing activities	(120,258)	(108,313)

Net increase in cash and cash equivalents	496,793	429,998
Cash and cash equivalents, beginning of period	2,039,447	2,209,782

Cash and cash equivalents, end of period	$2,536,240	2,639,780

Supplemental disclosures of cash flow items:
Income taxes paid	$518,100	251,561
Non-cash transaction
Retirement of 60,000 shares repurchased in 2007 and held as treasury stock	75,000	—

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

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